EXHIBIT 23.3

                         CONSENT OF INDEPENDENT AUDITORS



We hereby consent to the incorporation by reference into the accompanying Registration Statement on Post-effective Amendment No. 2 to Form S-8 for Kiwa Bio-Tech Products Group Corporation (formerly known as Tintic Gold Mining Company), of our report dated March 19, 2004, except for Notes 13 and 16 which are as of April 30, 2004, with respect to the consolidated balance sheet of Kiwa Bio-Tech Products Group Ltd. as of December 31, 2003, and the related consolidated statements of operations and deficit accumulated during the development stage, stockholders' equity (deficit) and cash flows for the year ended December 31, 2003.


/S/ GROBSTEIN, HORWATH & COMPANY LLP
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GROBSTEIN, HORWATH & COMPANY LLP

Sherman Oaks, CA
September 10, 2004